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                                                                      EXHIBIT 12

                   GATX FINANCIAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                                           YEAR ENDED DECEMBER 31
                                                 ---------------------------------------------------------------------------
                                                    2003            2002            2001            2000           1999
                                                 ------------    ------------    ------------    ------------   ------------
                                                                         IN MILLIONS, EXCEPT RATIOS
Earnings available for fixed charges:
 Income from continuing operations before
    cumulative effect of accounting change.....  $      111.7    $       65.0    $       43.4    $       64.9   $      156.6
Add (deduct):
 Income tax provision..........................          53.3            29.0            13.9            37.8          100.3
 Share of affiliates' earnings, net of
    distributions received.....................         (49.0)          (13.1)          (22.5)          (44.0)         (41.7)
 Interest on indebtedness and amortization of
    debt discount and expense..................         178.3           209.0           249.0           244.8          173.3
 Portion of operating lease expense
    representative of interest factor (deemed
    to be one-third)...........................          63.9            61.9            61.4            56.3           50.0
                                                 ------------    ------------    ------------    ------------   ------------
Total earnings available for fixed charges.....  $      358.2    $      351.8    $      345.2    $      359.8   $      438.5
                                                 ------------    ------------    ------------    ------------   ------------
Fixed charges:
 Interest on indebtedness and amortization of
    debt discount and expense..................  $      178.3    $      209.0    $      249.0    $      244.8   $      173.3
 Capitalized interest..........................           4.2            15.8            14.4            10.4            4.3
 Portion of operating lease expense
    representative of interest factor (deemed
    to be one-third)...........................          63.9            61.9            61.4            56.3           50.0
                                                 ------------    ------------    ------------    ------------   ------------
Total fixed charges............................  $      246.4    $      286.7    $      324.8    $      311.5   $      227.6
                                                 ------------    ------------    ------------    ------------   ------------
Ratio of earnings to fixed charges (A).........          1.45x           1.23x           1.06x           1.16x          1.93x
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(A) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less share of affiliates'
earnings, net of distributions received.